EXHIBIT 99.2
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                           GRAVITY SPIN HOLDINGS, INC.
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                              2206 - 950 Cambie St.
                           Vancouver, British Columbia
                                 Canada, V6B 5X6


November 29, 2003

VIA HAND DELIVERY

Anthony Tam
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Suite 702, Block 81, Xiangxi Estate
Luo Wu, Shenzhen
Guangdong, P.R.C.

Attention:  Mr. Anthony Tam

Dear Sirs:

Re:  Consulting Agreement with Gravity Spin Holdings, Inc. (the "Company")

This correspondence will specify the consulting arrangement (the "Consulting Agreement") between the Company and Anthony Tam.

The terms and conditions of the Consulting Agreement are as follows:

1.   Services.  During  the Term (as  hereinafter  defined)  of this  Consulting
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     Agreement, Anthony Tam (the "Consultant") shall provide to the Company consulting services designed to assist the Company as its chief representative in China with respect to negotiations on joint venture option agreements on properties of merit as well as initial geological assessment and engineering assessment of properties of merit to help develop the business of the Company.

2.   Term. The term of this Consulting Agreement (the "Term") is for a period of
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     four months commencing on November 1, 2003 (the "Effective Date").

3.   Payment for Services. It is hereby agreed that the Consultant shall provide
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     the consulting services for a fee of 100,000 shares of common stock of the Company (the "Consultant Shares") with such Consultant Shares being issued by the Company to the Consultant in four equal installments of 25,000 shares of common stock to be issued on the last day of each month over the Term of the Consulting Agreement. The Company shall, with respect to the Consultant Shares, subject to any regulatory requirements, and the Company, file an S-8 or other equivalent filing permitting the Consultant Shares to

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     be immediately tradable. In addition, it is agreed that the Consultant shall be reimbursed for all expenses incurred by the Consultant for the benefit of the Company (collectively, the "Expenses") and which Expenses shall be payable by the Company within 30 days of delivery by the Consultant of written substantiation on account of each such reimbursable Expense.

4.   Confidentiality  by the  Consultant.  The  Consultant  will not,  except as
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     authorized or required by the Consultant's duties hereunder, reveal or divulge to any person or companies any information concerning the organization, business, finances, transactions or other affairs of the Company, or of any of its subsidiaries, which may come to the Consultant's knowledge during the Term and during the continuance of this Consulting Agreement, and the Consultant will keep in complete secrecy all confidential information entrusted to the Consultant and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company's respective businesses. This restriction will continue to apply after the termination of this Consulting Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain.

5.   Indemnification.  The Company agrees to indemnify and hold  Consultant (the
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     "Indemnified Person") harmless from and against losses, claims, damages, liabilities, costs, or expenses including reasonable attorney's and accountant's fees joint and several arising out of the performance of this Consulting Agreement, whether or not Consultant is a party to such dispute. The Company agrees that it shall also reimburse the Indemnified Person for any attorney's and costs incurred in enforcing this Indemnification against the Company.

6.   No Indemnification.  This indemnity shall not apply, however, where a court
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     of  competent   jurisdiction  has  made  a  final  determination  that  the
     Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder which gave rise to loss, claim, damage, liability, cost or exposure sought to be recovered hereunder. (But pending any such final determination, the indemnification and reimbursement provision of this Consulting Agreement shall apply and the Company shall perform its obligations hereunder to reimburse Consultant for its attorney's fees and expenses).

7.   Entire  Agreement.   This  Consulting   Agreement  sets  forth  the  entire
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     understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provision be waived, except by written agreement signed by all parties.

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If the Consultant is in accord with the forgoing, please execute a copy of this letter and the same will be binding on the parties.


Yours truly,
GRAVITY SPIN HOLDINGS, INC.
Per:


         /s/ Graham Taylor
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GRAHAM TAYLOR, Director


The forgoing is hereby agreed to effective the 1st day of November, 2003 and Anthony Tam declares himself bound to the terms.



         /s/ Anthony Tam
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Anthony Tam, Consultant